        News Release
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:

Jim Burke
Corporate
Jim.Burke@L3Harris.com
321-727-9131

L3Harris Names Michelle Turner Senior Vice President and Chief Financial Officer

MELBOURNE, Fla., Jan. 24, 2022 — L3Harris Technologies (NYSE:LHX) has named Michelle Turner as Senior Vice President and Chief Financial Officer (CFO), reporting to Vice Chair and Chief Executive Officer Christopher E. Kubasik, effective immediately. Turner succeeds Jay Malave, who has chosen to pursue career opportunities outside of L3Harris.

Turner, 48, is an experienced financial executive with a proven track-record in delivering profitable growth, including significant experience within the defense industry. She joins L3Harris from Johnson & Johnson, where she led finance for the enterprise supply chain function, developing strategies to drive financial and cash performance. Prior to Johnson & Johnson, Turner spent nearly 10 years with Raytheon, most notably as the CFO for the Raytheon Space & Airborne Systems business. Her additional experience includes finance leadership roles with BHP Billiton and Honeywell International.

“I am delighted to welcome Michelle to the L3Harris team. Her broad finance experience and defense industry knowledge, coupled with her ability to drive operational performance, will position us well to build on the strong foundation we have established,” said Kubasik.

“On behalf of the company, I thank Jay for his meaningful contributions to L3Harris over the past two-and-a-half years,” he added. “We wish him success in his future endeavors.”

As CFO, Turner will lead the finance function across L3Harris with overall responsibility for accounting and controls, internal audit, financial planning and analysis, investor relations, tax and treasury. She will have a central role in defining the financial strategies to drive growth at L3Harris, as well as shaping the ongoing transformation across the enterprise.

"It is an honor to join the L3Harris team, and I am excited by the opportunity to contribute to the mission of protecting our nation and its allies,” said Turner. “I look forward to partnering with the men and women who make L3Harris a best-in-class company with a rich history, and an even brighter future."
Malave’s personal decision to depart was not prompted by any disagreement with leadership or the company's financial reporting or accounting practices, procedures, or decisions. The company will report fiscal 2021 earnings on January 31 and file its Form 10-K consistent with prior years.

Michelle Turner biography    High resolution photograph

About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across space, air, land, sea and cyber domains. L3Harris has approximately $18 billion in annual revenue and 47,000 employees, with customers in more than 100 countries. L3Harris.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. L3Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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